Exhibit 99.1
BellRing Brands Reports Results for the Fourth Quarter and Fiscal Year 2024
St. Louis - November 18, 2024 - BellRing Brands, Inc. (NYSE:BRBR) (“BellRing”), a holding company operating in the global convenient nutrition category, today reported results for the fourth fiscal quarter and fiscal year ended September 30, 2024.
Highlights:
•Fourth quarter net sales of $555.8 million, operating profit of $112.1 million, net earnings of $71.7 million and Adjusted EBITDA* of $116.5 million
•Fiscal year net sales of $1,996.2 million, operating profit of $387.7 million, net earnings of $246.5 million and Adjusted EBITDA* of $440.2 million
•Generated $199.6 million in cash from operations in fiscal year 2024
•Fiscal year 2025 net sales and Adjusted EBITDA* expected to range between $2.24-$2.32 billion and $460-$490 million, respectively
*Adjusted EBITDA is a non-GAAP measure. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release. BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including the adjustments described under “Outlook” later in this release.
“We finished the year strong, with our results coming in at the high end of our expectations. Premier Protein consumption accelerated, lifted by better in stocks and meaningful distribution gains. Additionally, Premier Protein achieved all time highs this quarter for household penetration and total distribution points, and saw strong market share gains in both shakes and powders,” said Darcy H. Davenport, President and Chief Executive Officer of BellRing. “Our momentum remains high as we enter 2025. The convenient nutrition category continues to provide strong tailwinds, with ready-to-drink shakes and powders in the early stages of growth. We have leading mainstream brands that deeply resonate with consumers, giving us confidence in the long-term prospects for our company.”
Dollar consumption of Premier Protein ready-to-drink (“RTD”) shakes and Premier Protein powder products increased 14.4% and 42.7%, respectively, and Dymatize powder products decreased 10.1% in the 13-week period ended September 29, 2024, as compared to the same period in 2023 (inclusive of Circana United States (“U.S.”) Multi Outlet including Convenience and management estimates of untracked channels). For additional information regarding consumption metrics, see the supplemental slide presentation on BellRing’s website, which can be accessed by visiting the Investor Relations section.
Fourth Quarter Results
Net sales were $555.8 million, an increase of 17.6%, or $83.2 million, compared to the prior year period, driven by 18.9% increase in volume and 1.3% decrease in price/mix.
Premier Protein net sales increased 20.3%, driven by 19.5% volume growth and 0.8% increase in price/mix. Premier Protein RTD shake net sales increased 20.7%, driven by 19.6% increase in volume and 1.1% increase in price/mix. Volume gains were driven by organic growth and distribution gains.
Dymatize net sales increased 3.9%, driven by 6.7% increase in volume which was partially offset by a 2.8% decrease in price/mix. Volume gains were driven by strength in the international channel, partially offset by declines in domestic channels. The decrease in price/mix was driven by promotional activity and unfavorable mix.
Gross profit was $205.1 million, or 36.9% of net sales, an increase of 32.1%, or $49.8 million, compared to $155.3 million, or 32.9% of net sales, in the prior year period. Gross profit included mark-to-market adjustments on commodity hedges, which were favorable by $5.7 million and $0.8 million in the fourth quarter of 2024 and 2023, respectively, and were treated as adjustments for non-GAAP measures. The higher gross profit margin was driven by net input cost deflation and $3.5 million of production attainment fees received in the fourth quarter of 2024 from shake contract manufacturers.

Selling, general and administrative (“SG&A”) expenses were $88.7 million, or 16.0% of net sales, an increase of $23.5 million compared to $65.2 million, or 13.8% of net sales, in the prior year period. SG&A expenses included a $5.0 million provision for legal matters in the fourth quarter of 2023, which was treated as an adjustment for non-GAAP measures. SG&A expenses in the fourth quarter of 2024 included higher marketing and consumer advertising expenses of $12.8 million, as well as increased employee expenses and distribution and warehousing expenses on higher volumes.
Operating profit was $112.1 million, an increase of 43.5%, or $34.0 million, compared to $78.1 million in the prior year period. Operating profit in the fourth quarter of 2023 was negatively impacted by $7.1 million of accelerated amortization incurred in connection with the discontinuance of the North American PowerBar business, which was treated as an adjustment for non-GAAP measures.
Interest expense, net was $14.5 million and $16.1 million in the fourth quarter of 2024 and 2023, respectively, with the decline primarily driven by lower borrowings outstanding under BellRing’s revolving credit facility. Income tax expense was $25.9 million in the fourth quarter of 2024, an effective income tax rate of 26.5%, compared to $15.9 million in the fourth quarter of 2023, an effective income tax rate of 25.6%.
Net earnings were $71.7 million, an increase of 55.5%, or $25.6 million, compared to $46.1 million in the prior year period. Net earnings per diluted common share were $0.55, an increase of 57.1%, compared to $0.35 in the prior year period. Adjusted net earnings* were $67.1 million, an increase of 22.7%, compared to $54.7 million in the prior year period. Adjusted net earnings per common share* were $0.51, an increase of 24.4%, compared to $0.41 in the prior year period.
Adjusted EBITDA* was $116.5 million, an increase of 18.3%, or $18.0 million, compared to $98.5 million in the prior year period.
*Adjusted net earnings, Adjusted diluted earnings per common share and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.
Fiscal Year 2024 Results
Net sales were $1,996.2 million, an increase of 19.8%, or $329.4 million, compared to the prior year, driven by 24.1% increase in volume and 4.3% decrease in price/mix. Premier Protein net sales increased 22.9%, driven by 25.1% increase in volume and 2.2% decrease in price/mix. Dymatize net sales increased 5.6%, driven by 9.6% increase in volume and 4.0% decrease in price/mix.
Gross profit was $707.3 million, or 35.4% of net sales, an increase of 33.4%, or $177.1 million, compared to $530.2 million, or 31.8% of net sales, in the prior year. The higher gross profit margin was driven by net input cost deflation, which was partially offset by incremental promotional activity.
SG&A expenses were $284.6 million, or 14.3% of net sales, an increase of $68.3 million compared to $216.3 million, or 13.0% of net sales, in the prior year. SG&A expenses in the twelve months ended September 30, 2024 included higher employee expenses and distribution and warehousing expenses on higher volumes, as well as increased marketing and consumer advertising expenses of $20.4 million.
Operating profit was $387.7 million, an increase of 34.9%, or $100.4 million, compared to $287.3 million in the prior year. Operating profit was negatively impacted by $17.4 million and $7.1 million of accelerated amortization in the twelve months ended September 30, 2024 and 2023, respectively, which was incurred in connection with the discontinuance of the North American PowerBar business and treated as an adjustment for non-GAAP measures.
Interest expense, net was $58.3 million and $66.9 million in the twelve months ended September 30, 2024 and 2023, respectively, with the decline primarily driven by lower borrowings outstanding under BellRing’s revolving credit facility. Income tax expense was $82.9 million in the twelve months ended September 30, 2024, an effective income tax rate of 25.2%, compared to $54.9 million in the twelve months ended September 30, 2023, an effective income tax rate of 24.9%.
Net earnings were $246.5 million, an increase of 48.9%, or $81.0 million, compared to $165.5 million in the prior year. Net earnings per diluted common share were $1.86, an increase of 51.2%, compared to $1.23 in the prior year. Adjusted net earnings* were $255.5 million, an increase of 44.2%, compared to $177.2 million in the prior year. Adjusted diluted earnings per common share* were $1.93, an increase of 46.2%, compared to $1.32 in the prior year.
Adjusted EBITDA* was $440.2 million, an increase of 30.1%, or $101.9 million, compared to $338.3 million in the prior year.
*Adjusted net earnings, Adjusted diluted earnings per common share and Adjusted EBITDA are non-GAAP measures. For additional information regarding non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures” later in this release.

Share Repurchases
During the fourth quarter of 2024, BellRing repurchased 0.7 million shares for $40.5 million at an average price of $55.97 per share. During the twelve months ended September 30, 2024, BellRing repurchased 2.6 million shares for $146.6 million at an average price of $56.12 per share. As of September 30, 2024, BellRing had $175.1 million remaining under its share repurchase authorization.
Outlook
For fiscal year 2025, BellRing management expects net sales to range between $2.24-$2.32 billion and Adjusted EBITDA to range between $460-$490 million (resulting in net sales and Adjusted EBITDA growth of 12%-16% and 5%-11%, respectively, over fiscal year 2024). BellRing management expects fiscal year 2025 capital expenditures of approximately $7 million.
BellRing provides Adjusted EBITDA guidance only on a non-GAAP basis and does not provide a reconciliation of its forward-looking Adjusted EBITDA non-GAAP guidance measure to the most directly comparable GAAP measure due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for mark-to-market adjustments on commodity hedges and other charges reflected in BellRing’s reconciliations of historical numbers, the amounts of which, based on historical experience, could be significant. For additional information regarding BellRing’s non-GAAP measures, see the related explanations presented under “Use of Non-GAAP Measures.”
Use of Non-GAAP Measures
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided later in this release under “Explanation and Reconciliation of Non-GAAP Measures.”
Management uses certain of these non-GAAP measures, including Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales, as key metrics in the evaluation of underlying company performance, in making financial, operating and planning decisions and, in part, in the determination of bonuses for its executive officers and employees. Additionally, BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management believes the use of these non-GAAP measures provides increased transparency and assists investors in understanding the underlying operating performance of BellRing and in the analysis of ongoing operating trends. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described later in this release. These non-GAAP measures may not be comparable to similarly titled measures of other companies. For additional information regarding BellRing’s non-GAAP measures, see the related explanations provided under “Explanation and Reconciliation of Non-GAAP Measures” later in this release.
Conference Call to Discuss Earnings Results and Outlook
BellRing will host a conference call on Tuesday, November 19, 2024 at 9:00 a.m. EST to discuss financial results for the fourth quarter of fiscal year 2024 and fiscal year 2025 outlook and to respond to questions. Darcy H. Davenport, President and Chief Executive Officer, and Paul A. Rode, Chief Financial Officer, will participate in the call.
Interested parties may join the conference call by registering in advance at the following link: BellRing Q4 2024 Earnings Conference Call. Upon registration, participants will receive a dial-in number and a unique passcode to access the conference call. Interested parties are invited to listen to the webcast of the conference call, which can be accessed by visiting the Investor Relations section of BellRing’s website at www.bellring.com. A slide presentation containing supplemental material will also be available at the same location on BellRing’s website. A webcast replay also will be available for a limited period on BellRing’s website in the Investor Relations section.
Prospective Financial Information
Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Forward-Looking Statements” below. Accordingly, the prospective financial information provided above is only an estimate of what BellRing’s management believes is realizable as of the date of this release. It also should be recognized that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecasted. In light of the foregoing, the information should be viewed in context and undue reliance should not be placed upon it.

Forward-Looking Statements
Certain matters discussed in this release and on BellRing’s conference call are forward-looking statements, including BellRing’s net sales, Adjusted EBITDA and capital expenditures outlook for fiscal year 2025. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions, and include all statements regarding future performance, earnings projections, events or developments. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include, but are not limited to, the following:
•BellRing’s dependence on sales from its RTD protein shakes;
•BellRing’s ability to continue to compete in its product categories and its ability to retain its market position and favorable perceptions of its brands;
•disruptions or inefficiencies in BellRing’s supply chain, including as a result of BellRing’s reliance on third-party suppliers or manufacturers for the manufacturing of many of its products, pandemics and other outbreaks of contagious diseases, labor shortages, fires and evacuations related thereto, changes in weather conditions, natural disasters, agricultural diseases and pests and other events beyond BellRing’s control;
•BellRing’s dependence on third-party contract manufacturers for the manufacture of most of its products, including one manufacturer for nearly half of its RTD protein shakes;
•the ability of BellRing’s third-party contract manufacturers to produce an amount of BellRing’s products that enables BellRing to meet customer and consumer demand for the products;
•BellRing’s reliance on a limited number of third-party suppliers to provide certain ingredients and packaging;
•significant volatility in the cost or availability of inputs to BellRing’s business (including freight, raw materials, packaging, energy, labor and other supplies);
•BellRing’s ability to anticipate and respond to changes in consumer and customer preferences and behaviors and introduce new products;
•consolidation in BellRing’s distribution channels;
•BellRing’s ability to expand existing market penetration and enter into new markets;
•the loss of, a significant reduction of purchases by or the bankruptcy of a major customer;
•legal and regulatory factors, such as compliance with existing laws and regulations, as well as new laws and regulations and changes to existing laws and regulations and interpretations thereof, affecting BellRing’s business, including current and future laws and regulations regarding food safety, advertising, labeling, tax matters and environmental matters;
•fluctuations in BellRing’s business due to changes in its promotional activities and seasonality;
•BellRing’s ability to maintain the net selling prices of its products and manage promotional activities with respect to its products;
•BellRing’s ability to obtain additional financing (including both secured and unsecured debt) and its ability to service its outstanding debt (including covenants that restrict the operation of its business);
•the accuracy of BellRing’s market data and attributes and related information;
•changes in critical accounting estimates;
•uncertain or unfavorable economic conditions that limit customer and consumer demand for BellRing’s products or increase its costs;
•risks related to BellRing’s ongoing relationship with Post Holdings, Inc. (“Post”) following BellRing’s separation from Post and Post’s distribution of BellRing stock to Post’s shareholders (the “Spin-off”), including BellRing’s obligations under various agreements with Post;
•conflicting interests or the appearance of conflicting interests resulting from certain of BellRing’s directors also serving as officers or directors of Post;
•risks related to the previously completed Spin-off;
•the ultimate impact litigation or other regulatory matters may have on BellRing;
•risks associated with BellRing’s international business;
•BellRing’s ability to protect its intellectual property and other assets and to continue to use third-party intellectual property subject to intellectual property licenses;
•costs, business disruptions and reputational damage associated with technology failures, cybersecurity incidents and corruption of BellRing’s data privacy protections;
•impairment in the carrying value of goodwill or other intangible assets;
•BellRing’s ability to identify, complete and integrate or otherwise effectively execute acquisitions or other strategic transactions and effectively manage its growth;
•BellRing’s ability to hire and retain talented personnel, employee absenteeism, labor strikes, work stoppages or unionization efforts;

•BellRing’s ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002;
•significant differences in BellRing’s actual operating results from any guidance BellRing may give regarding its performance; and
•other risks and uncertainties described in BellRing’s filings with the Securities and Exchange Commission.
These forward-looking statements represent BellRing’s judgment as of the date of this release. BellRing disclaims, however, any intent or obligation to update these forward-looking statements.
About BellRing Brands, Inc.
BellRing Brands, Inc. is a rapidly growing leader in the global convenient nutrition category offering ready-to-drink shake and powder protein products. Its primary brands, Premier Protein® and Dymatize®, appeal to a broad range of consumers and are distributed across a diverse network of channels including club, food, drug, mass, eCommerce, specialty and convenience. BellRing’s commitment to consumers is to strive to make highly effective products that deliver best-in-class nutritionals and superior taste. For more information, visit www.bellring.com.

Contact:
Investor Relations
Jennifer Meyer
jennifer.meyer@bellringbrands.com
(415) 814-9388

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except for per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Net Sales	$555.8	$472.6	$1,996.2	$1,666.8
Cost of goods sold	350.7	317.3	1,288.9	1,136.6
Gross Profit	205.1	155.3	707.3	530.2
Selling, general and administrative expenses	88.7	65.2	284.6	216.3
Amortization of intangible assets	4.3	12.0	35.0	26.6
Operating Profit	112.1	78.1	387.7	287.3
Interest expense, net	14.5	16.1	58.3	66.9
Earnings before Income Taxes	97.6	62.0	329.4	220.4
Income tax expense	25.9	15.9	82.9	54.9
Net Earnings	$71.7	$46.1	$246.5	$165.5

Earnings per Common Share:
Basic	$0.56	$0.35	$1.89	$1.24
Diluted	$0.55	$0.35	$1.86	$1.23

Weighted-Average Common Shares Outstanding:
Basic	129.1	131.4	130.3	133.0
Diluted	131.1	132.9	132.3	134.1

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2024	September 30, 2023

ASSETS
Current Assets
Cash and cash equivalents	$71.1	$48.4
Receivables, net	220.4	168.2
Inventories	286.1	194.3
Prepaid expenses and other current assets	15.1	13.3
Total Current Assets	592.7	424.2

Property, net	9.2	8.5
Goodwill	65.9	65.9
Intangible assets, net	141.8	176.8
Deferred income taxes	12.9	4.2
Other assets	14.5	12.0
Total Assets	$837.0	$691.6

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities
Accounts payable	$121.0	$89.0
Other current liabilities	82.7	61.2
Total Current Liabilities	203.7	150.2

Long-term debt	833.1	856.8
Deferred income taxes	0.4	0.4
Other liabilities	5.7	7.7
Total Liabilities	1,042.9	1,015.1

Stockholders’ Deficit
Common stock	1.4	1.4
Additional paid-in capital	37.3	19.3
Retained earnings (accumulated deficit)	56.4	(190.1)
Accumulated other comprehensive loss	(2.0)	(3.1)
Treasury stock, at cost	(299.0)	(151.0)
Total Stockholders’ Deficit	(205.9)	(323.5)
Total Liabilities and Stockholders’ Deficit	$837.0	$691.6

SELECTED CONDENSED CONSOLIDATED CASH FLOWS INFORMATION (Unaudited)
(in millions)

	Twelve Months Ended September 30,
	2024	2023
Cash provided by (used in):
Operating activities	$199.6	$215.6
Investing activities	(1.8)	(1.8)
Financing activities	(175.1)	(201.7)
Effect of exchange rate changes on cash and cash equivalents	—	0.5
Net increase in cash and cash equivalents	$22.7	$12.6

EXPLANATION AND RECONCILIATION OF NON-GAAP MEASURES
BellRing uses certain non-GAAP measures in this release to supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures include Adjusted net earnings, Adjusted diluted earnings per common share, Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales. The reconciliation of each of these non-GAAP measures to the most directly comparable GAAP measure is provided in the tables following this section. Non-GAAP measures are not prepared in accordance with GAAP, as they exclude certain items as described below. These non-GAAP measures may not be comparable to similarly titled measures of other companies.
Adjusted net earnings and Adjusted diluted earnings per common share
BellRing believes Adjusted net earnings and Adjusted diluted earnings per common share are useful to investors in evaluating BellRing’s operating performance because they exclude items that affect the comparability of BellRing’s financial results and could potentially distort an understanding of the trends in business performance.
Adjusted net earnings and Adjusted diluted earnings per common share are adjusted for the following items:
a.Accelerated amortization: BellRing has excluded non-cash accelerated amortization charges recorded in connection with the discontinuation of certain brands or the discontinuation of the use of certain brands in certain regions as the amount and frequency of such charges are not consistent. Additionally, BellRing believes that these charges do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
b.Mark-to-market adjustments on commodity hedges: BellRing has excluded the impact of mark-to-market adjustments on commodity hedges due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates. Additionally, these adjustments are primarily non-cash items and the amount and frequency of such adjustments are not consistent.
c.Provision for legal matters: BellRing has excluded gains and losses recorded to recognize the anticipated or actual resolution of certain litigation as BellRing believes such gains and losses do not reflect expected ongoing future operating income and expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
d.Foreign currency gain/loss on intercompany loans: BellRing has excluded the impact of foreign currency fluctuations related to intercompany loans denominated in currencies other than the functional currency of the respective legal entity in evaluating BellRing’s performance to allow for more meaningful comparisons of performance to other periods.
e.Separation costs: BellRing has excluded certain expenses incurred in connection with secondary offerings of shares of BellRing common stock previously held by Post, as the amount and frequency of such expenses are not consistent. Additionally, BellRing believes that these costs do not reflect expected ongoing future operating expenses and do not contribute to a meaningful evaluation of BellRing’s current operating performance or comparisons of BellRing’s operating performance to other periods.
f.Income tax effect on adjustments: BellRing has included the income tax impact of the non-GAAP adjustments using a rate described in the applicable footnote of the reconciliation tables, as BellRing believes that its GAAP effective income tax rate as reported is not representative of the income tax expense impact of the adjustments.
Adjusted EBITDA and Adjusted EBITDA as a percentage of net sales
BellRing believes that Adjusted EBITDA is useful to investors in evaluating BellRing’s operating performance and liquidity because (i) BellRing believes it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, (ii) it presents a measure of corporate performance exclusive of BellRing’s capital structure and the method by which the assets were acquired and (iii) it is a financial indicator of a company’s ability to service its debt, as BellRing is required to comply with certain covenants and limitations that are based on variations of EBITDA in its financing documents. Management uses Adjusted EBITDA to provide forward-looking guidance and to forecast future results. BellRing believes that Adjusted EBITDA as a percentage of net sales is useful to investors in evaluating BellRing’s operating performance because it allows for more meaningful comparison of operating performance across periods.
Adjusted EBITDA reflects adjustments for income tax expense, interest expense, net and depreciation and amortization including accelerated amortization, and the following adjustments discussed above: mark-to-market adjustments on commodity hedges, provision for legal matters, foreign currency gain/loss on intercompany loans and separation costs. Additionally, Adjusted EBITDA reflects an adjustment for the following item:
g.Stock-based compensation: BellRing’s compensation strategy includes the use of BellRing stock-based compensation to attract and retain executives and employees by aligning their long-term compensation interests with BellRing’s stockholders’ investment interests. BellRing’s director compensation strategy includes an election by any director who earns retainers in which the director may elect to defer compensation granted as a director to BellRing common stock, earning a match on the deferral, both of which are stock-settled upon the director’s retirement from the BellRing board of directors. BellRing has excluded stock-based compensation as stock-based compensation can vary significantly based on reasons such as the timing, size and nature of the awards granted and subjective assumptions which are unrelated to operational decisions and performance in any particular period and does not contribute to meaningful comparisons of BellRing’s operating performance to other periods.

RECONCILIATION OF NET EARNINGS TO ADJUSTED NET EARNINGS (Unaudited)
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Net Earnings	$71.7	$46.1	$246.5	$165.5

Adjustments:
Accelerated amortization	—	7.1	17.4	7.1
Mark-to-market adjustments on commodity hedges	(5.7)	(0.8)	(5.3)	3.1
Provision for legal matters	—	5.0	—	5.0
Foreign currency gain on intercompany loans	(0.3)	—	(0.2)	(0.6)
Separation costs	—	—	—	0.7
Total Net Adjustments	(6.0)	11.3	11.9	15.3
Income tax effect on adjustments (1)	1.4	(2.7)	(2.9)	(3.6)
Adjusted Net Earnings	$67.1	$54.7	$255.5	$177.2

(1) Income tax effect on adjustments was calculated on all items, except for separation costs, using a rate of 24.0%. For the twelve months ended September 30, 2023, income tax effect for separation costs was calculated using a rate of 8.0%.

RECONCILIATION OF DILUTED EARNINGS PER COMMON SHARE
TO ADJUSTED DILUTED EARNINGS PER COMMON SHARE (Unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Diluted Earnings per share of Common Stock	$0.55	$0.35	$1.86	$1.23

Adjustments:
Accelerated amortization	—	0.05	0.13	0.05
Mark-to-market adjustments on commodity hedges	(0.05)	(0.01)	(0.04)	0.02
Provision for legal matters	—	0.04	—	0.04
Separation costs	—	—	—	0.01
Total Net Adjustments	(0.05)	0.08	0.09	0.12
Income tax effect on adjustments (1)	0.01	(0.02)	(0.02)	(0.03)
Adjusted Diluted Earnings per share of Common Stock	$0.51	$0.41	$1.93	$1.32

(1) Income tax effect on adjustments was calculated on all items, except for separation costs, using a rate of 24.0%. For the twelve months ended September 30, 2023, income tax effect for separation costs was calculated using a rate of 8.0%.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (Unaudited)
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Net Earnings	$71.7	$46.1	$246.5	$165.5
Income tax expense	25.9	15.9	82.9	54.9
Interest expense, net	14.5	16.1	58.3	66.9
Depreciation and amortization, including accelerated amortization	4.7	12.5	36.5	28.3
Stock-based compensation	5.7	3.7	21.5	14.5
Provision for legal matters	—	5.0	—	5.0
Mark-to-market adjustments on commodity hedges	(5.7)	(0.8)	(5.3)	3.1
Foreign currency gain on intercompany loans	(0.3)	—	(0.2)	(0.6)
Separation costs	—	—	—	0.7
Adjusted EBITDA	$116.5	$98.5	$440.2	$338.3
Net Earnings as a percentage of Net Sales	12.9%	9.8%	12.3%	9.9%
Adjusted EBITDA as a percentage of Net Sales	21.0%	20.8%	22.1%	20.3%